UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to

SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): October 17, 2008

PACIFIC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone St.

Aberdeen, Washington 98520-5244

(360) 533-8870

(Address, including zip code, and telephone number,

including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Pacific Financial Corporation ("Pacific") is furnishing information in accordance with Regulation FD regarding its financial results for the nine months ended September 30, 2008. This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference into any filing under the Securities Act of 1933, except as may be expressly set forth by specific reference in any such filing.

Pacific's net income for the nine months ended September 30, 2008, was $962,000, an 80% decrease compared to $4,731,000 for the nine month period ended September 30, 2007. The decrease is primarily related to increased provision for credit losses and a decrease in net interest income as a result of continued net interest margin compression. The sharp decline in the federal funds rate of 275 basis points in the early part of 2008 put significant downward pressure on net interest margin. Approximately 69% of the Company’s loan portfolio is tied to short-term rates and, therefore, re-price immediately when interest rate changes occur. Net interest margin decreased to 4.27% for the nine months ended September 30, 2008, compared to 4.88% for the same period of the prior year. Provision for credit losses totaled $2,954,000, an increase of $2,532,000, or 600%, over the same period of the prior year. The significant increase is the result of changes in loan loss rates and the trend of certain loans migrating to higher risk rating categories primarily within our land acquisition and development and residential construction loan portfolios. In addition, we have experienced increasing levels of delinquent and nonperforming loans due to deteriorating economic conditions.

Non-interest income increased $240,000 to $3,398,000 for the nine months ended September 30, 2008, compared to the same period of the prior year, due primarily to increased income from bank owned life insurance. Non-interest expense increased $1,012,000 to $16,033,000. The increases are primarily related to increases in personnel costs, occupancy costs, FDIC assessments, data processing expenses and audit and consulting expenses.

The federal income tax provision for the nine months ended September 30, 2008, was $72,000, compared to $1,633,000 for the nine months ended September 30, 2007.

Pacific's unaudited consolidated balance sheets at September 30, 2008 and 2007, and unaudited consolidated statements of operations and selected performance ratios for the nine months ended September 30, 2008 and 2007, follow.

PACIFIC FINANCIAL CORPORATION

Consolidated Balance Sheet

(unaudited)

Dollars in thousands

	September 30,
	2008	2007
Cash and due from banks	$12,767	$19,492
Securities available-for-sale	38,817	42,388
Securities held-to-maturity	5,090	5,073
Federal Home Loan Bank stock	2,170	1,858
Federal funds sold	4,675	7,920
Loans held for sale	13,431	17,927
Loans	464,310	435,857
Allowance for credit losses	6,559	4,959
Net loans	457,751	430,898

Premises and equipment	17,072	13,550
Foreclosed real estate	3,358	— —
Goodwill and other intangible assets	12,904	13,046
Cash surrender value life insurance	15,570	9,963
Other assets	5,978	6,363

TOTAL ASSETS	$589,583	$568,478

DEPOSITS:
Non-interest bearing	$87,020	$93,956
Interest bearing demand	381,899	378,539
Total deposits	468,919	472,495

Short-term borrowings	33,500	— —
Long-term borrowings	17,500	21,500
Secured borrowings	1,371	1,548
Junior subordinated debentures	13,403	13,403
Other liabilities	3,122	4,917
Total liabilities	537,815	513,863

Common stock	6,653	6,581
Additional paid-in capital	27,781	26,898
Retained earnings	18,769	21,462
Accumulated other comprehensive loss	(1,435)	(326)
Total shareholders’ equity	51,768	54,615

TOTAL LIABILITIES & EQUITY	$589,583	$568,478

PACIFIC FINANCIAL CORPORATION

Consolidated Statements of Operations

(unaudited)

Dollars in thousands

	Nine Months Ended September 30,
	2008	2007
Interest on loans	$23,875	$28,661
Interest on investments	1,777	1,478
Interest on federal funds sold	24	349
Total interest income	25,676	30,488

Interest expense on deposits	7,450	10,127
Other interest expense	1,603	1,712
Total interest expense	9,053	11,839

Net interest income	16,623	18,649
Less provision for credit losses	2,954	422
Net interest income after provision	13,669	18,227

Service charges on deposits	1,164	1,106
Gain on sales of loans	1,197	1,377
Loss on sale of investments	(165)	(20)
Loss on sale of fixed assets	— —	(18)
Other operating income	1,202	713
Total non interest income	3,398	3,158

Salaries and employee benefits	9,419	8,983
Occupancy and equipment	2,113	1,858
Other	4,501	4,180
Total non-interest expense	16,033	15,021

Income before income taxes	1,034	6,364

Provision for income taxes	72	1,633

NET INCOME	$962	$4,731

PACIFIC FINANCIAL CORPORATION

Selected Performance Ratios

	Nine Months Ended September,
	2008	2007
Net interest margin	4.27%	4.88%
Efficiency ratio	78.36%	67.65%
Return on average assets	0.22%	1.13%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: October 17, 2008	By:	/s/ Denise Portmann
Denise Portmann Chief Financial Officer